UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2008

ChromaDex Corporation
 (Exact name of registrant as specified in its charter)

Delaware	000-53290	20-5339393
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10005 Muirlands Boulevard Suite G, First Floor Irvine, California,	92618
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 419-0288

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On June 30, 2008, ChromaDex, Inc., a California corporation and wholly owned subsidiary of ChromaDex Corporation, a Delaware corporation, or ChromaDex, entered into a Technology License Agreement, or the Agreement, with The Research Foundation of State University of New York, on behalf of University at Buffalo, a non-profit corporation organized and existing under the laws of the State of New York, or SUNY Buffalo. Under the terms of the Agreement, SUNY Buffalo granted to ChromaDex a worldwide, exclusive license under the patent rights and know-how and material rights to make, have made, use, sell and offer for sale licensed products and licensed services in the field for nutraceutical applications, food additive applications, fine chemical product applications, research field applications and cosmetic applications, and a worldwide, non-exclusive license for pharmaceutical applications incorporating leucoanthocyanidins, anthocyanidins and anthocyanins. The term of both the exclusive and non-exclusive licenses, or the Term, began on June 30, 2008 and ends on the later of (i) the expiration date of the last to expire patent right, or (ii) ten years from the date of the first sale of a licensed product.

ChromaDex was also granted an exclusive right to negotiate in good faith a definitive license agreement for an exclusive (or non-exclusive at ChromaDex’s option), royalty bearing, worldwide license with right to sublicense, to use and otherwise exploit each improvement to technology, licensed products and licensed services within the field developed by certain inventors while employed at SUNY Buffalo during the Term and owned or controlled by SUNY Buffalo.

Under the terms of the Agreement, ChromaDex will, within 30 days, make an up-front cash payment to SUNY Buffalo for research funding. Additionally, ChromaDex will pay to SUNY Buffalo earned royalties for sales of patent products, patent services, technology products and technology services, and ChromaDex is subject to certain annual minimum royalty payments to SUNY Buffalo in the amount of $5,000. Additionally, ChromaDex will pay SUNY Buffalo a milestone payment upon the sale of the first licensed product, licensed service or sublicense fee payment received by ChromaDex.

ChromaDex has agreed to use certain reasonable efforts to commercialize and market licensed products and licensed services as soon as practicable and is subject to certain milestone events for commercialization development plan submission to SUNY Buffalo, commercial availability dates for licensed products or licensed services, and certain annual sales revenue amounts.

ChromaDex may grant sublicense to third parties during the term of the Agreement that, to the extent applicable include all of the rights of and obligations due to SUNY Buffalo in the Agreement and the right for SUNY Buffalo to assume the sublicense upon termination of the Agreement. Any sublicenses granted by ChromaDex are also subject to SUNY Buffalo’s prior written consent which shall not be unreasonably withheld.

ChromaDex shall reimburse SUNY Buffalo for patent costs related to the patents covered by the Agreement incurred prior to the effective date of the Agreement over the course of an eleven month period following June 30, 2008, and for patent costs related to the patents covered by the Agreement incurred after the effective date of the Agreement within 30 days of receipt of copy of applicable invoice. SUNY Buffalo will control and manage all future preparation, filing, prosecution and maintenance of patent rights, but shall consider the advice of and shall consult with ChromaDex.

ChromaDex has agreed to indemnify SUNY Buffalo for third party claims arising from ChromaDex’s use of licenses pursuant to the Agreement and to retain a certain level of insurance for this purpose.

The foregoing is a summary of the material terms of the Agreement and does not purport to be complete. You should read the complete Agreement, which shall be attached as an exhibit to ChromaDex Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 28, 2008 and, when filed, such Agreement shall be incorporated by reference herein. ChromaDex Corporation will seek confidential treatment for certain terms of the Agreement at the time of filing such Quarterly Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 3, 2008.	ChromaDex Corporation

	By:	/s/ Frank L. Jaksch

Frank L. Jaksch
Chief Executive Officer